First USA, Inc.
1601 Elm Street
Dallas TX 75201

                                                                  [Logo]


                                                               Contacts:
News Release                       Investor/George A. McCane (214) 849-3737
                                   Media/David C. Webster (214) 849-3755

FOR IMMEDIATE RELEASE

                        FIRST USA, INC. TO REDEEM
                   6 1/4% CONVERTIBLE PREFERRED STOCK

        Dallas -- April 25, 1997 -- First USA, Inc. (NYSE:FUS) announced today that it has to elected to redeem all of the outstanding shares of its 6 1/4% convertible preferred stock on May 20, 1997. The convert-ible preferred stock is traded on the New York, Pacific and Chicago stock exchanges under the symbol "FUSp."

        Upon redemption, First USA will deliver 1.67 shares of its common stock in exchange for each of the approximately 5.74 million outstanding shares of convertible preferred stock. Cash will be paid in lieu of any fractional shares of common stock that would otherwise be issuable. The conversion will not result in any dilution to earnings per share since the convertible preferred stock is treated as if it were common stock in the calculation of earnings per share.

        Holders of shares of convertible preferred stock on the close of business on May 1, 1997, will be entitled to receive a quarterly dividend of $.498 per share of convertible preferred stock on May 20, 1997. Dividends on shares of the convertible preferred stock will cease to accrue on May 20, 1997.

        The shares of common stock issuable upon redemption of the convertible preferred stock will be issued upon presentation and surrender of the certificates representing the shares of the convertible preferred stock to the redemption agent, The Bank of New York, Tender and Exchange Department, 101 Barclay Street, Receive and Deliver
Window, New York, New York 10286 (if by hand or overnight courier) or at P.O. Box 11248, Church Street Station, New York, New York 10286-1248 (if by mail). Holders will not be entitled to receive the shares of common stock issuable upon redemption of their convertible preferred stock until they have surrendered their convertible preferred stock certificates to the redemption agent.

        The convertible preferred stock will continue to be convertible into shares of common stock until immediately prior to conversion by First USA on May 20, 1997, at a rate of 1.67 shares of common stock for every share of convertible preferred stock, subject to adjustments. Holders of shares of common stock issued upon conversion of shares of convertible preferred stock will not be entitled to common stock dividends declared prior to such conversion. Holders may convert their shares of convertible preferred stock into common stock by sending certificates evidencing such shares with a written notice of conversion and a proper assignment of such certificates to First USA or in blank to the transfer agent, The Bank of New York, Tender and Exchange Department, 101 Barclay Street, Receive and Deliver Window, New York, New York 10286 (if by hand or overnight courier), or at P.O. Box 11248, Church Street Station, New York, New York 10286-1248 (if by mail).

        First USA (www.firstusa.com) is a financial services company specializing in the credit card business and is among the largest providers of Visa and MasterCard services in the nation. First USA had approximately 16.3 million credit cards issued and $23.2 billion in total loans outstanding at March 31, 1997. First USA participates in the payment processing business through its 57% interest in First USA Paymentech, Inc. On January 20, 1997, First USA and BANC ONE CORPORATION jointly announced that an agreement had been reached for First USA to merge with BANC ONE, subject to satisfaction of certain conditions, including approval by First USA and BANC ONE shareholders and regulatory approval.